Exhibit 3(b)

GK INVESTMENT HOLDINGS III LLC

8.0% unsecured Bonds (Bonds)

No. [•]
CUSIP No. [•]
ISIN No. [•]
No. of 8.0% unsecured bonds (the “Bonds”): [•]
Principal Amount of the Bonds: $[•]

GK INVESTMENT HOLDINGS III LLC, a Delaware limited liability company (the “Company”), for value received, promises to pay to the applicable Paying Agent (as defined in the Bond Purchase Agreement), or its registered assigns, the principal sum of up to $75,000,000, as more particularly stated and revised from time to time by the Schedule of Exchanges of Interests in Bonds attached hereto, on the Maturity Date (as defined herein).

Interest Payment Dates: Monthly payments on the 15th of each month commencing on the first month following the issuance of such Bond and continuing monthly thereafter until its maturity date.

Record Dates: The last day of each calendar month.

Reference is made to the further provisions of this Bond certificate (the “Certificate”) contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed manually or by facsimile by its duly authorized officer.

Dated: [•]

GK INVESTMENT HOLDINGS III LLC,
a Delaware limited liability company

By:
Name:
Its:	Authorized Signatory

CERTIFICATE OF AUTHENTICATION

The Bonds are the 8.0% unsecured Bonds described in the within-mentioned Bond Purchase Agreement. Dated: ___________, 2025.

GK Investment Holdings III LLC

By:
Name:
Its:	Authorized Signatory

SCHEDULE OF EXCHANGES OF BONDS

The following exchanges of a part of this Certificate for an interest in another certificate or exchanges of a part of another certificate for an interest in this Certificate have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Certificate	Amount of Increase in Principal Amount of this Certificate	Principal Amount of this Certificate Following such Decrease (or Increase)	Signature of Authorized Officer or Trustee of Registrar

(Reverse of Bond)

8.0% Bonds

Bonds

This Certificate is governed by that certain bond purchase agreement by and among the holders of the bonds (the “Bondholders”) and the Company, dated as of __________, 2025 (the “Bond Purchase Agreement”), as amended or supplemented from time to time, relating to the offer of $75,000,000 in the aggregate of 8.0% bonds (the “Bonds”) of the Company as such amount and securities may be adjusted in accordance with the Bond Purchase Agreement. Capitalized terms used herein shall have the meanings assigned to them in the Bond Purchase Agreement referred to below unless otherwise indicated.

SECTION 1. Interest and Deferred Interest.

(a) The Company promises to pay interest on the principal amount of the Bonds represented by this certificate at 7.0% per annum from the date of issuance, up to but not including the fifth anniversary of the initial closing of the Bonds (the “Initial Maturity Date”) subject to the Company’s ability to extend the Maturity Date for two additional one-year periods (each an “Extension Period”) in its sole and absolute discretion by providing written notice of such extension to the Paying Agent and Bondholders of the maturing Bond at least 60 days prior to the Maturity Date and subject to Automatic Extension (as defined herein). The Initial Maturity Date as may be extended pursuant to this Section 1(a) is referred to herein after as the the “Maturity Date”. Upon the exercise of the optional Extension Period, the Bonds shall bear interest at a fixed rate of seven and a quarter percent (7.25%) per annum payable on each Interest Payment Date for the first year following the Initial Maturity Date and a fixed rate of seven and a half percent (7.50%) per annum payable on each Interest Payment Date for the second year following the Initial Maturity Date. If, as of the expiration of Extension Periods, the Illiquid Assets of the Company are (i) publicly listed for sale as determined in the sole discretion of the Company; or (ii) in the case of Illiquid Assets that are Real Property Debt Interests, such Real Property Debt Interests mature within one (1) year of the Maturity Date, the Maturity Date shall be automatically extended for one (1) year at the current annualized interest rate (the “Automatic Extension”). The Company will pay interest due on the Bonds on the Interest Payment Dates, or if any such day is not a business day, the next Business Day. Interest on the Bonds will accrue from the first day of the calendar month immediately preceding the Interest Payment Date through the last day of the calendar month immediately preceding the Interest Payment Date, subject to Section 6.2 of the Bond Purchase Agreement. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Bonds; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b) On the Deferred Interest Payment Date (as defined below) of the Bond, the Company shall pay the Bondholder a cumulative non-compounding deferred interest payment at a fixed rate of 1.0% per annum (the “Deferred Interest”), which shall accrue from the date of issuance of the Bond up to, but not including, the Deferred Interest Payment Date (the “Deferred Interest Payment”). A Deferred Interest Payment will not be made in the instance of any early optional redemptions requested by the Bondholder as set forth in Section 6 or redemptions upon death, disability or bankruptcy as set forth in Section 7. Deferred Interest Payment shall be paid on the earliest of Maturity Date as extended in accordance with Section 2(a) (“Deferred Interest Payment Date”). Deferred Interest Payment Date shall be the date on which Deferred Interest Payment is due and payable upon occurrences of the date of redemption pursuant to Section 5 hereof.

SECTION 2. Method of Payment. The Company will pay interest on the Bonds to the Persons who are registered holders of Bonds at the close of business on the last day of each calendar month immediately preceding the Interest Payment Date, whether or not such date is a Business Day (the “Record Date”), even if such Bonds are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.02 of the Bond Purchase Agreement with respect to Defaulted Interest. The Bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company shall pay principal, premium, if any, and interest on the Bonds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, and interest on the Bonds will be payable at the office or agency of the Company maintained for such purpose except that, at the option of the Company, the payment of interest may be made by check mailed to the holders of Bonds at their respective addresses set forth in the Bond Register. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Paying Agent maintained for such purpose.

SECTION 3. Paying Agent and Registrar. The Company hereby appoints Great Lakes Fund Solutions, Inc. as paying agent and registrar for Bonds held in any other name (the “Paying Agent” and “Bond Registrar”). The Company may change the paying agent or registrar without notice to the holders of Bonds. Except as provided in the Bond Purchase Agreement, the Company or any of its Subsidiaries may act in any such capacity.

SECTION 4. Bond Purchase Agreement. The Company issued the Bonds under the Bond Purchase Agreement. The terms of the Bonds include those stated in the Bond Purchase Agreement for a complete description of the terms of the Bonds. The Bonds are subject to all such terms, and holders of Bonds are referred to the Bond Purchase Agreement. To the extent any provision of this Certificate conflicts with the express provisions of the Bond Purchase Agreement, the provisions of the Bond Purchase Agreement shall govern and be controlling.

SECTION 5. Optional Redemption. The Company may redeem the Bonds, in whole or in part, without penalty. Any redemption of a Bond will be at a price equal to the then outstanding principal on the Bonds being redeemed, plus any accrued but unpaid interest on such Bonds including the Deferred Interest. If the Company plans to redeem the Bonds, the Company will give notice of redemption not less than thirty (30) days prior to any redemption date to each such holder’s address appearing in the Bond Register maintained by the applicable Bond Registrar. In the event the Company elects to redeem less than all of the Bonds, the particular Bonds to be redeemed will be selected by the Company in its sole discretion. Except as set forth in this Section 5, or pursuant to Section 2.9 of the Bond Purchase Agreement, the Bonds may not be redeemed by the Company.

SECTION 6. Optional Redemption at Election of Bondholder.

(a)            The Bonds will be redeemable at the election of the Bondholder beginning on the one-year anniversary of last issuance date of the series of Bonds held by the Bondholder. In order to request redemption, the Bondholder must provide written notice to us at our principal place of business that the Bondholder requests redemption of all or a portion (consisting of at least 50%) of the Bondholder’s Bonds (a “Notice of Redemption”). The price per Bond to be paid for redemptions made pursuant to this section shall be $850 per Bond plus all accrued but unpaid interest on the Bonds being redeemed, excluding any Deferred Interest Payment. Deferred Interest Payments will not be made in the instances of redemption as set forth in this Section. We will have 120 days from the date the applicable Notice of Optional Redemption is provided to redeem the requesting Bondholder’s Bonds, subject to the limitations set forth herein. Our obligation to redeem Bonds with respect to Notices of Redemption received in any given Redemption Period (as defined below) is limited to an aggregate principal amount of Bonds equal to 5.0% of the aggregate principal of Bonds under the Bond Purchase Agreement as of the close of business on the last business day of the preceding Redemption Period, or, if there be no preceding Redemption Period, then as of close of business on the first business day of such initial Redemption Period (the “5.0% Limit”). Any Bonds redeemed as a result of a Bondholder's right upon death, disability or bankruptcy set forth in Section 7 will be included in calculating the 5.0% Limit and will thus reduce the number of Bonds available to be redeemed pursuant to this Section. Redemptions pursuant to this Section 6 and Section 7 shall be subject to the Company’s determination that the Company has or will have cash available from operations or the sale of assets to make the requested redemptions (the “Cash Limitation”). Bond redemptions set forth in this Section will occur in the order that notices are received. If the Company is unable to redeem all Bonds for which Notices of Optional Redemption are received in any Redemption Period as a result of the 5.0% Limit or the Cash Limitation, the Company will treat unsatisfied or partially unsatisfied redemption requests as a Notice of Optional Redemption for the following Redemption Period, unless such Notice of Optional Redemption is withdrawn. The Company shall have no obligation to make redemptions under this Section following the listing of the Bonds on a national securities exchange.

SECTION 7. Redemption upon Death or Disability.

(a)            Subject to subsection (b) below, within 60 days of the death or Qualifying Disability of a holder who is a natural person or a Person who beneficially holds Bonds (a “Holder Redemption Event”), the estate of such Person, such Person, or legal representative of such Person may request that the Company to repurchase, in whole but not in part, without penalty, the Bonds held or beneficially held by such Person, as the case may be, by delivering to the Company a repurchase request in form and content acceptable to the Company in its sole discretion (a “Repurchase Request”). Redemptions due to death or disability shall count towards the annual 5.0% Limit on redemptions described above; provided, however, that any redemptions pursuant to death or disability shall not be subject to the 5.0% Limit. Any Repurchase Request shall specify the particular Holder Redemption Event giving rise to the right of the holder or beneficial holder to have his or her Securities repurchased by the Company. If a Bond or beneficial interest is held jointly by natural persons who are legally married, then a Repurchase Request may be made by (i) the surviving holder or beneficial holder upon the occurrence of a Holder Redemption Event arising by virtue of a death, or (ii) the disabled holder or beneficial holder (or a legal representative) upon the occurrence of a Holder Redemption Event arising by virtue of a Disability. In the event a Bond or beneficial interest is held together by two or more natural persons that are not legally married (regardless of whether held as joint tenants, co-tenants or otherwise), neither of these persons shall have the right to request that the Company repurchase such Bond or beneficial interest unless a Holder Redemption Event has occurred for all such co-holders or co-beneficial holders of such Bond.

(b)            Qualifying Disability shall mean with respect to any Holder or beneficial holder, a determination of disability based upon a physical or mental condition or impairment arising after the date such Holder or beneficial holder first acquired the Bonds. Any such determination of disability must be made by any of: (1) the Social Security Administration; (2) the U.S. Office of Personnel Management; or (3) the Veteran’s Benefits Administration, or the Applicable Governmental Agency, responsible for reviewing the disability retirement benefits that the applicable Bondholder or beneficial holder could be eligible to receive.

(c)            Upon receipt of a Repurchase Request under subsection (a) above, the Company shall designate a date for the repurchase of such Bond and notify the Paying Agents of such Repurchase Date, which date shall not be later than 90 days after the Company receives facts or certifications establishing to the reasonable satisfaction of the Company the occurrence of a Holder Redemption Event. Any redemption of a Bond under this Section will be at a price equal to all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed, plus the then outstanding principal amount of such Bond.

(d)            All redemptions pursuant to this Section 7 shall be subject to the Cash Limitation. In addition, our obligation to redeem Bonds with respect to repurchase requests received under this Section in any given Redemption Period is limited to an aggregate principal amount of Bonds equal to 1.25% of the aggregate principal of Bonds issued as of the close of business on the last business day of the preceding Redemption Period, or, if there be no preceding Redemption Period, then as of close of business on the first business day of such initial Redemption Period (the “1.25% Limit”).

(e)            Repurchase requests under this Section will be processed in the order in which they are received. If the Company is unable to redeem all Bonds for which repurchase requests are received under this Section in any Redemption Period as a result of the 1.25% Limit or the Cash Limitation, the Company will treat unsatisfied or partially unsatisfied repurchase requests as a repurchase request for the following Redemption Period, unless such repurchase request is withdrawn. The Company shall have no obligation to make repurchases under this Section following the listing of the Bonds on a national securities exchange.

SECTION 8. Denominations, Transfer Exchange. The Bonds are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Bonds may be registered and Bonds may be exchanged as provided in the Bond Purchase Agreement. The Bond Registrar may require a holder of Bonds, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder of Bonds to pay any taxes and fees required by law or permitted by the Bond Purchase Agreement. The Company and the Bond Registrar are not required to transfer or exchange any Bonds selected for redemption. Also, the Company and the Bond Registrar are not required to transfer or exchange any Bonds for a period of 15 days before a selection of Bonds to be redeemed.

SECTION 9. Persons Deemed Owners. The registered holder of Bonds may be treated as its owner for all purposes.

SECTION 10. Amendment, Supplement and Waiver. Any existing Default or compliance with any provision may be waived with the consent of the holders of a majority of the Bonds then outstanding. Without notice to or consent of any holder of Bonds, the parties thereto may amend or supplement the Bond Purchase Agreement and the Bonds as provided in the Bond Purchase Agreement.

SECTION 11. Defaults and Remedies. If an Event of Default occurs and is continuing, the Holders will have all remedies available in law and at equity in accordance with the provisions of the Bond Purchase Agreement. If an Event of Default occurs and is continuing, the Bonds will continue to accrue interest at the applicable rate for Bonds. Holders of Bonds may not enforce the Bond Purchase Agreement or the Bonds except as provided in the Bond Purchase Agreement.

SECTION 12. Restrictive Covenants. The Bond Purchase Agreement contains certain covenants as set forth in Article III.

SECTION 13. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Bonds or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Bond Purchase Agreement, or in any of the Bonds or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Bonds, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Bonds.

SECTION 14. Authentication. This Certificate shall not be valid until authenticated by the manual signature of the Paying Agent or an authenticating agent.

SECTION 15. Abbreviations. Customary abbreviations may be used in the name of a holder of Bonds or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 16. Registered Form. The Bonds are in registered form within meaning of Treasury Regulations Section 1.871-14(c)(1)(i) for U.S. federal income and withholding tax purposes.

SECTION 17. Governing Law. This Bond and this Certificate shall be governed by, and construed in accordance with, the laws of the State of New York.